AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of April 29, 2016, is by, between, and among Jolley Marketing, Inc., a Nevada corporation (“JLLM”), its key shareholder, Steven L. White, an individual residing in Utah (the “Shareholder”), Jolley Acquisition Corp., a Nevada corporation and wholly-owned subsidiary of JLLM (the “Merger Sub”), and Creative Medical Technologies, Inc., a Nevada corporation (“CMT”). Certain capitalized terms used in this Agreement are defined in ARTICLE XII of this Agreement.

WITNESSETH:

WHEREAS, JLLM desires to acquire CMT, and CMT desires to be acquired by JLLM in a reverse acquisition transaction through the merger of Merger Sub with and into CMT, with CMT being the surviving entity pursuant to the terms hereinafter set forth (the “Merger”);

WHEREAS, the respective Boards of Directors of CMT, Merger Sub, and JLLM have approved and declared advisable the Merger upon the terms and subject to the conditions of this Agreement, and in accordance with corporate laws of the State of Nevada applicable to for-profit corporations (the Nevada Revised Statutes (the “NRS”);

WHEREAS, the respective Boards of Directors of CMT, Merger Sub, and JLLM have determined that the Merger is in furtherance of and consistent with their respective business strategies and is in the best interest of their respective shareholders; and

WHEREAS, the parties hereto each intends, for federal income tax purposes, that the Merger contemplated hereby constitute a reorganization pursuant to Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I.

ADOPTION OF AGREEMENT

1.1

The Merger.  Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.2 herein), in accordance with the relevant provisions of the NRS, Merger Sub shall be merged with and into CMT, and CMT shall be the surviving corporation of the Merger (the “Surviving Corporation”).  Upon completion of the Merger, the existence of Merger Sub shall cease at the Effective Time as a consequence of the Merger, CMT will become a subsidiary of JLLM.

1.2

Effective Date and Time of Merger.  Upon the terms and subject to the conditions hereof, as soon as practicable after the satisfaction or waiver of the conditions set forth in ARTICLE VII and ARTICLE VIII of this Agreement, Articles of Merger (the “Articles of Merger”) and Articles of Exchange (the “Articles of Exchange”) shall be filed with the Nevada Secretary of State in accordance with Section 92A.200 of the NRS.  The time of filing of the last of these documents shall be the “Effective Time”, and the date of such filing shall be the “Effective Date”.

1.3

Surviving Corporation.  Following the Merger, CMT shall continue to exist under and be governed by the laws of the State of Nevada and shall be the Surviving Corporation.

1.4

Effect of Merger.  At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the NRS.  Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers, and franchises of the Merger Sub shall vest in the Surviving Corporation.

1.5

Articles of Incorporation of Surviving Corporation.  The Articles of Incorporation of CMT, as in effect at the Effective Time, shall continue in full force and effect, and shall be the Articles of Incorporation of the Surviving Corporation.

1.6

Bylaws of Surviving Corporation.  The Bylaws of CMT, as in effect at the Effective Time, shall continue in full force and effect, and shall be the Bylaws of the Surviving Corporation.

1.7

Change of Management.  Upon and as a condition of Closing this Agreement:

(a)

Prior to Closing JLLM will authorize the appointment of Timothy Warbington, Donald Dickerson, Thomas Ichim, PhD, and Amit Patel, MD as directors of JLLM effective immediately following the Closing of this Agreement. Prior to Closing the CMT will furnish material information of the nominees to be appointed by the Board of Directors of JLLM. JLLM reserves the right to refuse to cause the nomination of any or all such persons as directors of JLLM if, after review of the foregoing information concerning said persons, it is the opinion of JLLM that the election of such persons would not be in the best interests of JLLM.

(b)

CMT reserves the right to terminate this Agreement if nominees selected by it are not elected or appointed as set forth above.

1.8

Cancellation of Shares.  At Closing the Shareholder shall sell his 15,100,000 outstanding shares of common stock of JLLM to JLLM for $5,000 and JLLM shall cancel such shares and return them to the authorized but unissued shares of JLLM.

1.9

Payment of Debts.  In connection with the Merger, CMT shall cause its parent to advance $25,000 to JLLM for payment of certain obligations and cancellation of Shareholder shares.  Prior to the execution of this Agreement, the parent of CMT advanced to JLLM $8,255.70 for the payment of certain accounts payable and $5,000 for repayment of certain notes payable.  At Closing, the balance of the $25,000 (including repayment of the $5,000 advanced for repayment of such notes payable) shall be used to pay any remaining accounts payable of JLLM as of the Closing Date, and the remaining balance, if any, will be used to repay outstanding pre-Closing notes payable designated by JLLM at Closing.  Schedule 1.9 sets forth the payments of the accounts payable and notes payable as of the date of this Agreement and the estimated remaining accounts payable to be paid at Closing.  Following Closing, the amounts advanced by the parent of CMT will be evidenced by a promissory note under terms reasonable acceptable to the post-Closing Board of Directors of JLLM.

ARTICLE II.

PLAN OF MERGER

2.1

Conversion.

(a)

Conversion of CMT Common Stock.  At the Effective Time each share of Common Stock, no par value, of CMT (the “CMT Common Stock”), issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive 6.4666666 shares of common stock, par value $0.001 per share, of JLLM (the “JLLM Common Stock”), to the effect that the shareholders of CMT will own not less than 97,000,000 common shares or approximately 97% of JLLM’s Common Stock (taking into account cancellation of the shares set forth in Section 1.8 above).  All converted shares of CMT Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such converted shares shall thereafter represent the right to receive a certificate (or electronic register) representing that number of shares of JLLM Common Stock into which such shares of CMT Common Stock were converted in the Merger pursuant to this Agreement (the “JLLM Shares”).  No fractional shares shall be issued in the Merger and all factional shares shall be rounded to the nearest whole JLLM Share.

(b)

Conversion of Merger Sub Common Stock.  Each share of common stock, no par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and be exchanged for one hundred (100) newly and validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

2.2

Manner of Conversion of Shares of JLLM Stock.  The manner of converting shares of CMT Common Stock into shares of JLLM Common Stock in accordance with Section 2.1 above shall be as follows:

(a)

From and after the Effective Time, JLLM (either directly or through its transfer agent) shall act as exchange agent in effecting the conversion of shares of JLLM Common Stock and pursuant to Section 2.1 hereof, JLLM will issue, or cause to be issued by the transfer agent, certificates representing the JLLM Shares issued to the CMT shareholder in connection with the Merger.  The shares which prior to the Effective Time represented outstanding shares of JLLM Common Stock shall forthwith be canceled.

(b)

The Shareholder shall, for all purposes, be deemed to be shareholders of CMT, as of the Effective Time, irrespective of whether he has received his certificate representing shares of CMT Common Stock.

2.3

Restricted Stock.  The CMT Common Stock to be issued pursuant to the Merger shall not have been registered and shall be characterized as “restricted securities” under the federal securities laws, and under such laws such shares may be resold without registration under the Securities Act only in certain limited circumstances.  Each certificate evidencing CMT Common Stock to be issued pursuant to the Merger shall bear an appropriate restrictive legend in accordance with Rule 144 under the Securities Act.

ARTICLE III.

CLOSING

3.1

Closing Date.  The closing of the Merger and the consummation of the other transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of legal counsel at 1656 Reunion Avenue, Suite 250, South Jordan, Utah, at 10:00 a.m., MDT, on May 18, 2016, or as soon as practicable after the satisfaction or waiver of the conditions set forth in ARTICLE VII and ARTICLE VIII of this Agreement, or such other date, time and place as each of the parties hereto may otherwise agree in writing (the “Closing Date”).  If a party hereto is not in attendance at the Closing, Closing may be held by conference call and delivery of the stock certificate representing the JLLM Shares and signed agreements shall be via Federal Express to the address set forth in this Agreement or such other address that the party has provided to counsel.

3.2

Execution of Exchange Documents.  On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing the Articles of Merger and the filing of the Articles of Exchange with the Nevada Secretary of State, together with any required or related certificates in such form as required by, and executed in accordance with, the relevant provisions of the NRS.  The Merger shall be effective as of the Effective Time.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF JLLM AND THE SHAREHOLDER

Each of JLLM and the Shareholder, jointly and severally, represent and warrant to CMT that all of the statements contained in this ARTICLE IV are true as of the date of this Agreement (or, if made as of a specified date, as of such date) except as otherwise provided in this Agreement.

4.1

Due Incorporation; Foreign Qualification.  JLLM and Merger Sub are corporations duly organized, validly existing and in good standing under the laws of the State of Nevada, with all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being owned, leased, operated and conducted.  True, correct and complete copies of the Articles of Incorporation and Bylaws of JLLM have been delivered to CMT.  JLLM does not have any wholly or partially owned subsidiaries (other than the Merger Sub) and does not own any economic, voting or management interests in any other Person.  The Shareholder is, and will be at Closing, the majority shareholder of JLLM owning 15,100,000 common shares of JLLM. JLLM will be the sole shareholder of the Merger Sub at Closing.  JLLM is duly qualified to conduct business and are in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in or cause a JLLM Material Adverse Effect.

4.2

Due Authorization.  Each of JLLM and the Shareholder have full power and authority to enter into this Agreement, the Articles of Merger and the Articles of Exchange and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by JLLM of this Agreement have been duly and validly approved and authorized by the Board of Directors of JLLM and no other actions or proceedings on the part of JLLM is necessary to authorize this Agreement, the Articles of Merger, the Articles of Exchange and the transactions contemplated hereby and thereby.  JLLM and the Shareholder have duly and validly executed and delivered this Agreement.  This Agreement constitutes the legal, valid and binding obligation of JLLM and the Shareholder, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or other laws from time to time in effect which affect creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.3

Consents; Non-Contravention.

(a)

Except for the filing of the Articles of Merger and the Articles of Exchange with the Nevada Secretary of State, filings required by applicable federal and state securities laws, no Permit, consent, authorization or approval of, or filing or registration with, any Governmental Authority or any other Person not a party to this Agreement, is necessary in connection with the execution, delivery and performance by JLLM, the Merger Sub, and the Shareholder of this Agreement or the Articles Merger or Articles of Exchange, or the consummation of the transactions contemplated hereby or thereby, or for the lawful continued operation by CMT following the Effective Time of the business currently conducted by JLLM and the Merger Sub.

(b)

Except as would not result in or cause a JLLM Material Adverse Effect, the execution, delivery and performance by JLLM of this Agreement, the Articles of Merger and the Articles of Exchange do not and will not (i) violate any Law; (ii) violate or conflict with, result in a breach or termination of, or constitute a default (or a circumstance which, with or without notice or lapse of time or both, would constitute a default) under any material Contract or Permit; (iii) give any third party any additional right (including a termination right) under, permit cancellation of, or result in the creation of any Lien (except for any Lien for taxes not yet due and payable) upon any of the assets or properties of JLLM under any material Contract to which JLLM is a party or by which JLLM or any of its assets or properties are bound; (iv) permit the acceleration of the maturity of any indebtedness of JLLM or indebtedness secured by JLLM’s assets or properties; (v) violate or conflict with any provision of the Articles of Incorporation or Bylaws of JLLM; or (vi) result in the activation of any anti-dilution rights or a reset or repricing of any debt or security instrument of any creditor or equity holder of JLLM except as provided for in this Agreement.

4.4

Capitalization.  The authorized capital stock of JLLM consists of 200,000,000 shares of JLLM Common Stock and 10,000,000 shares of JLLM Preferred Stock.  There are issued and outstanding 18,113,750 shares of JLLM Common Stock and no shares of JLLM Preferred Stock.  The Shareholder is the sole owner of record and sole beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of 15,100,000 of the outstanding equity securities of JLLM.  JLLM is the sole owner of record and sole beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of all of the outstanding equity securities of the Merger Sub.  All of the issued and outstanding shares of JLLM Common Stock are validly issued, fully paid and non-assessable and the issuance thereof was not subject to preemptive rights or was issued in compliance therewith.  No shares of JLLM’s capital stock are subject to preemptive rights or any other similar rights or any Liens or encumbrances suffered or permitted by JLLM; (ii) there are no outstanding debt securities; (iii) there are no outstanding shares of capital stock, options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of JLLM, or contracts, commitments, understandings or arrangements by which JLLM is or may become bound to issue additional shares of capital stock of JLLM or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of JLLM; (iv) there are no agreements or arrangements under which JLLM is obligated to register the sale of any of its securities under the Securities Act; (v) there are no outstanding securities of JLLM which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which JLLM is or may become bound to redeem a security of JLLM; (vi) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the shares as described in this Agreement; (vii) JLLM does not have any stock appreciation rights plans or agreements or any similar plan or agreement; and (viii) there is no dispute as to the class of any shares of JLLM’s capital stock.

4.5

SEC Reports; Financial Statements.  JLLM has filed all reports, schedules, forms, statements and other documents required to be filed by JLLM under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as JLLM was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension.  As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The consolidated financial statements of JLLM included in the SEC Reports (the “JLLM Financial Statements”) comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing.  Such financial statements have been prepared in accordance with GAAP (except (i) as may be otherwise indicated in the JLLM Financial Statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of JLLM on a consolidated basis as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

4.6

Liabilities.  There are no liabilities of JLLM, whether accrued, absolute, contingent or otherwise, which arose or relate to any transaction of JLLM, its agents or servants occurring prior to the period covered by the JLLM Financial Statements which are not disclosed by or reflected in the JLLM Financial Statements.  To the Knowledge of JLLM and the Shareholder, there are no circumstances, conditions, happenings, events or arrangements, contractual or otherwise, which may hereafter give rise to liabilities, except in the normal course of business of JLLM. The Merger Sub has no liabilities.

4.7

Material Changes; Undisclosed Events, Liabilities or Developments.  Since the period covered by the JLLM Financial Statements, (i) there has been no event, occurrence or development that has had or that could reasonably be expected, individually or in the aggregate, to result in or cause a JLLM Material Adverse Effect, (ii) JLLM has not incurred any liabilities (contingent or otherwise) other than trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice, (iii) JLLM has not altered its method of accounting, (iv) JLLM has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, and (v) JLLM has not issued any equity securities to any officer, director or Affiliate.  JLLM has not taken any steps, and does not currently expect to take any steps, to seek protection pursuant to any bankruptcy or similar law nor does JLLM or the Shareholder have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy or similar proceedings.

4.8

Taxes.  All federal, state, foreign, county, and local income, withholding, profits, franchise, occupation, property, sales, use, gross receipts and other taxes (including any interest or penalties relating thereto) and assessments which are due and payable have been duly reported, fully paid and discharged as reported by JLLM, and there are no unpaid taxes which are, or could become a Lien on the properties and assets of JLLM, except as provided for in the JLLM Financial Statements, or have been incurred in the normal course of business of JLLM since that date.  All tax returns of any kind required to be filed have been filed and the taxes paid.  There are no disputes as to taxes of any nature payable by JLLM.

4.9

Litigation.  There are no actions, suits, arbitrations, regulatory proceedings or other litigation, proceedings or governmental investigations pending or, to the Knowledge of JLLM and the Shareholder, threatened against JLLM or any of its officers or directors in their capacity as such, or any of its properties or businesses, and neither JLLM nor the Shareholder has any Knowledge of any facts or circumstances which may reasonably be likely to give rise to any of the foregoing.  Neither JLLM nor any Shareholder is subject to any order, judgment, decree, injunction, stipulation or consent order of or with any court or other Governmental Authority.  Neither JLLM nor the Shareholder has entered into any agreement to settle or compromise any proceeding pending or threatened in writing against it which has involved any obligation for which JLLM or its properties or business has any continuing obligation.  There are no claims, actions, suits, proceedings, or investigations pending or, to the Knowledge of JLLM or the Shareholder, threatened by or against JLLM or the Shareholder with respect to this Agreement, the Delaware Articles of Merger or the NV Articles of Exchange, or in connection with the transactions contemplated hereby or thereby, and JLLM and the Shareholder have no reason to believe there is a valid basis for any such claim, action, suit, proceeding or investigation.

4.10

Brokers.  Neither JLLM or the Shareholder nor any of their agents or representatives has retained any finder, broker, agent, financial advisor or other intermediary in connection with the transactions contemplated by this Agreement.

4.11

Board Approval.  The Board of Directors of JLLM, by unanimous written consent, duly adopted resolutions: (a) approving and declaring advisable this Agreement, the Merger and the transactions contemplated hereby; (b) determining that the terms of the Merger are fair to and in the best interests of JLLM and its shareholders; and (c) adopting this Agreement, which resolutions have not been modified, supplemented or rescinded and remain in full force and effect.

4.12

Disclosure.  All of the disclosure furnished by or on behalf of JLLM or the Shareholder to CMT regarding JLLM, its business and the transactions contemplated hereby, including the disclosure schedules to this Agreement, is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

ARTICLE V.

REPRESENTATIONS OF CMT

CMT represent and warrant to JLLM and the Shareholder that all of the statements contained in this ARTICLE V are true as of the date of this Agreement (or, if made as of a specified date, as of such date) except as otherwise provided in this Agreement.

5.1

Due Incorporation; Foreign Qualification.  CMT is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, with all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being owned, leased, operated and conducted.  True, correct and complete copies of the Articles of Incorporation and Bylaws of CMT have been delivered to JLLM and the Shareholder.  CMT is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in or cause a CMT Material Adverse Effect.

5.2

Due Authorization.  CMT has full power and authority to enter into this Agreement, the Articles of Merger, and the Articles of Exchange, as applicable, and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by CMT of this Agreement have been duly and validly approved and authorized by its Board of Directors, and other than the Shareholder Approval, no other actions or proceedings on the part of CMT is necessary to authorize this Agreement, the Articles of Merger, the Articles of Exchange and the transactions contemplated hereby and thereby.  CMT has duly and validly executed and delivered this Agreement.  This Agreement constitutes the legal, valid and binding obligation of CMT enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or other laws from time to time in effect which affect creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.3

Consents; Non-Contravention.

(a)

Except for the filing of the Articles of Merger and the Articles of Exchange with the Nevada Secretary of State, filings required by applicable federal and state securities laws, and the requirement to obtain Shareholder Approval, no Permit, consent, authorization or approval of, or filing or registration with, any Governmental Authority or any other Person not a party to this Agreement, is necessary in connection with the execution, delivery and performance by CMT and Merger Sub of this Agreement or the Articles Merger or Articles of Exchange, or the consummation of the transactions contemplated hereby or thereby.

(b)

Except as would not result in or cause a CMT Material Adverse Effect, the execution, delivery and performance by CMT of this Agreement, the Articles of Merger and the Articles of Exchange do not and will not (i) violate any Law; (ii) violate or conflict with, result in a breach or termination of, or constitute a default (or a circumstance which, with or without notice or lapse of time or both, would constitute a default) under any material Contract or Permit; (iii) give any third party any additional right (including a termination right) under, permit cancellation of, or result in the creation of any Lien (except for any Lien for taxes not yet due and payable) upon any of the assets or properties of CMT under any material Contract to which CMT is a party or by which CMT or any of their assets or properties are bound; (iv) permit the acceleration of the maturity of any indebtedness of CMT or indebtedness secured by such entity’s assets or properties; (v) violate or conflict with any provision of the Articles of Incorporation or Bylaws of CMT; or (vi) result in the activation of any anti-dilution rights or a reset or repricing of any debt or security instrument of any creditor or equity holder of CMT , except as provided for in this Agreement.

5.4

Capitalization.  The authorized capital stock of CMT consists of 20,000,000 shares of CMT Common Stock and 100,000 shares of preferred stock.  As of the date of this Agreement, there are issued and outstanding 15,000,000 shares of CMT Common Stock.  All of the issued and outstanding shares of CMT Common Stock are validly issued, fully paid and non-assessable and the issuance thereof was not subject to preemptive rights or was issued in compliance therewith.  No shares of CMT’s capital stock are subject to preemptive rights or any other similar rights or any Liens or encumbrances suffered or permitted by CMT; (ii) there are no outstanding debt securities; (iii) there are no outstanding shares of capital stock, options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of CMT, or contracts, commitments, understandings or arrangements by which CMT is or may become bound to issue additional shares of capital stock of CMT or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of CMT; (iv) there are no agreements or arrangements under which CMT is obligated to register the sale of any of its securities under the Securities Act; (v) there are no outstanding securities of CMT which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which CMT is or may become bound to redeem a security of CMT; (vi) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the shares as described in this Agreement; and (vii) there is no dispute as to the class of any shares of CMT’s capital stock.

5.5

Financial Statements.  As of their respective dates, the CMT’s financial statements as of and for the period from inception (December 30, 2015) through February 29, 2016 (the “CMT’s Financial Statements”) do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. CMT’s Financial Statements have been prepared in accordance with GAAP (except (i) as may be otherwise indicated in the CMT Financial Statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of CMT as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

5.6

Liabilities.  To the Knowledge of CMT, there are no circumstances, conditions, happenings, events or arrangements, contractual or otherwise, which may hereafter give rise to liabilities, except in the normal course of business of CMT.

5.7

Material Changes; Undisclosed Events, Liabilities or Developments.  Except for the transactions contemplated by this Agreement, no event, liability, fact, circumstance, occurrence or development has occurred or exists or is reasonably expected to occur or exist with respect to CMT, or its business, prospects, properties, operations, assets or financial condition that would result in or cause a CMT Material Adverse Effect.  CMT has not taken any steps, and does not currently expect to take any steps, to seek protection pursuant to any bankruptcy or similar law nor does CMT have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy or similar proceedings.  Except for this Agreement and the transactions contemplated hereby, Merger Sub has conducted no material business operations since its inception.

5.8

Taxes.  All federal, state, foreign, county, and local income, withholding, profits, franchise, occupation, property, sales, use, gross receipts and other taxes (including any interest or penalties relating thereto) and assessments which are due and payable have been duly reported, fully paid and discharged as reported by CMT, and there are no unpaid taxes which are, or could become a Lien on the properties and assets of CMT, except as provided for in the CMT Financial Statements, or have been incurred in the normal course of business of CMT since that date.  All tax returns of any kind required to be filed have been filed and the taxes paid.  There are no disputes as to taxes of any nature payable by CMT.

5.9

Patents and Trademarks.  CMT has, or has rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights and similar rights necessary or material for use in connection with its business and which the failure to so have could have or cause a CMT Material Adverse Effect (collectively, the “CMT Intellectual Property Rights”).  CMT has not received a notice (written or otherwise) that any of the CMT Intellectual Property Rights used by CMT violates or infringes upon the rights of any Person.  To the knowledge of CMT, all such CMT Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the CMT Intellectual Property Rights.  CMT has taken reasonable security measures to protect the secrecy, confidentiality and value of all of its intellectual properties, except where failure to do so could not, individually or in the aggregate, reasonably be expected to have or cause a CMT Material Adverse Effect.

5.10

Litigation.  There are no actions, suits, arbitrations, regulatory proceedings or other litigation, proceedings or governmental investigations pending or, to the Knowledge of CMT, threatened against CMT or any of its officers or directors in their capacity as such, or any of its properties or businesses, and CMT has no any Knowledge of any facts or circumstances which may reasonably be likely to give rise to any of the foregoing.  CMT is not subject to any order, judgment, decree, injunction, stipulation or consent order of or with any court or other Governmental Authority.  CMT has not entered into any agreement to settle or compromise any proceeding pending or threatened in writing against it which has involved any obligation for which CMT or its properties or business has any continuing obligation.  There are no claims, actions, suits, proceedings, or investigations pending or, to the Knowledge of CMT, threatened by or against either CMT with respect to this Agreement, the Articles of Merger or the Articles of Exchange, or in connection with the transactions contemplated hereby or thereby and CMT has no reason to believe there is a valid basis for any such claim, action, suit, proceeding or investigation.

5.11

Brokers.  Neither CMT nor any of their agents or representatives has retained any finder, broker, agent, financial advisor or other intermediary in connection with the transactions contemplated by this Agreement.

5.12

Board Approval.  The Boards of Directors of CMT, by unanimous written consent, duly adopted resolutions: (a) approving and declaring advisable this Agreement, the Merger and the transactions contemplated hereby; (b) determining that the terms of the Merger are fair to and in the best interests of CMT and its shareholders; (c) recommending that the shareholders of CMT approve and adopt this Agreement and the Merger; and (d) adopting this Agreement, which resolutions have not been modified, supplemented or rescinded and remain in full force and effect.

5.13

Disclosure.  All of the disclosure furnished by or on behalf of CMT to either JLLM or the Shareholder regarding CMT, its businesses and the transactions contemplated hereby, including the disclosure schedules to this Agreement, is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

ARTICLE VI.

COVENANTS

6.1

Implementing Agreement.  Subject to the terms and conditions hereof, each party hereto shall use its or his commercially reasonable efforts to take, or cause to be taken, all appropriate action required of it to consummate and make effective the transactions contemplated by this Agreement.

6.2

Access to Information and Facilities; Confidentiality.

(a)

From and after the date of this Agreement, JLLM and the Shareholder shall allow CMT and its representatives access during normal business hours to all of the facilities, properties, books, Contracts, commitments and records of JLLM and shall make the officers and employees of JLLM available to CMT and the Merger Sub and their representatives as either party or its representatives shall from time to time reasonably request.  CMT and its representatives shall be furnished with any and all information concerning JLLM, which CMT or its representatives reasonably request and can be obtained by JLLM without unreasonable effort or expense.

(b)

From and after the date of this Agreement, CMT shall allow JLLM and the Shareholder, and their representatives access during normal business hours to all of the facilities, properties, books, Contracts, commitments and records of CMT and shall make the officers and employees of CMT available to JLLM, the Shareholder and their representatives as JLLM, the Shareholder or their representatives shall from time to time reasonably request.  JLLM, the Shareholder and their representatives shall be furnished with any and all information concerning CMT which JLLM, the Shareholder or their representatives reasonably request and can be obtained by CMT without unreasonable effort or expense.

(c)

With respect to the information disclosed pursuant to this Section 6.2, the parties shall maintain the confidentiality of any material non-public information furnished by the other party.

6.3

Preservation of Business.  Subject to the terms of this Agreement, from the date of this Agreement until the Closing Date, each of JLLM, CMT, and Merger Sub, as the case may be, shall operate only in the ordinary and usual course of business consistent with past practice, and shall use reasonable commercial efforts to: (a) preserve intact its present business organization, as the case may be; (b) preserve the good and advantageous relationships of JLLM, CMT, and the Merger Sub, as the case may be, with employees and other Persons material to the operation of their respective businesses; and (c) not permit any action or omission within its control which would cause any of the representations or warranties of JLLM, the Shareholder, CMT, or the Merger Sub, as the case may be, contained herein to become inaccurate in any material respect or any of the covenants of JLLM, the Shareholder, CMT, or the Merger Sub, as the case may be, to be breached in any material respect.

6.4

Conduct of Business.  Neither CMT, Merger Sub, nor JLLM shall engage in any extraordinary transactions affecting the transactions contemplated by this Agreement without the other party or parties’ prior written consent, including, without limitation the following:  (i) the Shareholder shall not transfer or dispose of his shares of JLLM, grant any options or rights to such shares, or in any way encumber the shares; (ii) JLLM shall not issue any equity shares or rights to purchase or instruments convertible into equity shares of JLLM; (iii) neither CMT, Merger Sub, nor JLLM shall pay any dividends or redeem any securities; (iv) neither CMT, Merger Sub, nor JLLM shall borrow any funds or incur any debt or other obligations; and (v) no party hereto shall take any action which would have a material negative effect on the proposed Merger.

6.5

Certain Notices.  From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other party hereto of: (a) the occurrence, or non-occurrence, of any event that would be likely to cause any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied; or (b) the failure of JLLM, CMT, or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would reasonably be expected to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.5 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

6.6

Consents and Approvals.

(a)

Each of JLLM and the Shareholder shall use commercially reasonable efforts to obtain all consents, approvals, certificates and other documents required in connection with the performance by it or him of this Agreement and the consummation of the transactions contemplated hereby.  JLLM and the Shareholder shall make all filings, applications, statements and reports to all Governmental Authorities and other Persons that are required to be made prior to the Closing Date by or on behalf of JLLM or the Shareholder, as applicable, pursuant to Applicable Law in connection with this Agreement and the transactions contemplated hereby.

(b)

CMT shall use commercially reasonable efforts to obtain all consents, approvals, certificates and other documents required in connection with the performance by it of this Agreement and the consummation of the transactions contemplated hereby.  CMT shall make all filings, applications, statements and reports to all Governmental Authorities and other Persons that are required to be made prior to the Closing Date by or on behalf of CMT pursuant to Applicable Law or otherwise in connection with this Agreement and the transactions contemplated hereby.

6.7

Shareholder Approval.  CMT shall provide Shareholder Approval of the Merger and this Agreement, and the transactions contemplated thereby, as soon as practicable following the date of this Agreement.  The Merger Sub shall provide Shareholder Approval of the Merger and this Agreement, and the transactions contemplated thereby, as soon as practicable following the date of this Agreement.

6.8

Supplemental Information.  From time to time prior to the Closing, JLLM and the Shareholder, on the one hand, and CMT, on the other hand, shall promptly disclose in writing to the other any matter hereafter arising which, if existing, occurring or known at the date of this Agreement would have been required to be disclosed to the other parties hereto or which would render inaccurate any of the representations, warranties or statements set forth in ARTICLE IV and ARTICLE V, respectively, hereof.

6.9

Tax-Free Reorganization Treatment.

(a)

JLLM, the Shareholder, CMT, and Merger Sub shall use their commercially reasonable efforts, and cause their respective Affiliates to use their commercially reasonable efforts, to take or cause to be taken any action necessary for the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code.  Neither JLLM, the Shareholder, CMT, nor Merger Sub shall, nor shall they permit any of their respective representatives or Affiliates to, take or cause to be taken any action that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(b)

This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).  Each of JLLM, the Shareholder, CMT, and Merger Sub shall report the Merger as a reorganization within the meaning of Section 368 of the Code, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(c)

Notwithstanding the foregoing, neither CMT or JLLM, nor any representative of, or legal counsel or consultant for, CMT or JLLM warrants that the Merger will qualify as a tax-free reorganization.

6.10

Exclusive Dealing.  From the date of this Agreement until Closing or termination hereof pursuant to Section 11.1, neither JLLM nor the Shareholder shall, directly or indirectly, through any representative or otherwise, solicit, negotiate with or in any manner encourage, discuss or accept any proposal of any other person relating to the acquisition of JLLM, shares of its capital stock purchased from JLLM or the Shareholder, or its assets or business, in whole or in part, whether through direct purchase, merger, consolidation, or other business combination.

6.11

Status at Closing.  At Closing JLLM shall have no material assets and no liabilities, except for notes payable following Closing in the aggregate amount of $20,000 (the “Remaining Notes”), copies of which shall be furnished by JLLM to CMT at Closing as set forth in Schedule 6.11, it shall not be involved in any legal proceedings, and shall have no material agreements, arrangements, or obligations, whether oral or written, and that shall have no outstanding options, warrants, or other instruments convertible into equity securities of JLLM or which would grant any party the right to purchase equity securities of JLLM.

6.12

Cancelation of Notes.  At Closing, JLLM shall obtain the cancellation of all outstanding promissory notes, except for those represented by the Remaining Notes, which shall be payable upon clearance of the common stock of JLLM for deposit with DTC or 30 days after Closing, whichever shall later occur.  If JLLM is reasonably unable to obtain DTC eligibility following Closing, the Remaining Notes shall provide for cancellation without further payment.

6.13

Reporting Requirements.  At Closing, JLLM shall be current in its reporting requirements pursuant to Section 13 of the Exchange Act and that each of the officers, directors, and applicable shareholders shall be current in the filing of reports required pursuant to Section 16(a), 13(d), and/or 13(g) of the Exchange Act.

6.14

OTC Markets Quotation. At Closing, JLLM must maintain the quotation of its common stock on OTC PINK.

6.15

Shares Outstanding and Canceled. At Closing, JLLM shall have no more than 3,000,000 shares outstanding (giving effect to the cancellation of shares owned by the Shareholder and certain other shareholders as provided in Section 1.8 above).

ARTICLE VII.

CONDITIONS PRECEDENT TO OBLIGATIONS OF CMT

The obligations of CMT under this Agreement are subject to the satisfaction (or waiver by CMT) of the following conditions precedent on or before the Closing Date:

7.1

Representations and Warranties.  Without supplementation after the date of this Agreement, the representations and warranties of JLLM and the Shareholder contained in this Agreement shall be, with respect to those representations and warranties qualified by any materiality standard, true and correct in all respects, as of the Closing Date, and with respect to all other representations and warranties, true and correct in all material respects, as of the Closing Date, with the same force and effect as if made as of the Closing Date.

7.2

Compliance with Agreements and Covenants.  JLLM and the Shareholder shall have performed and complied in all material respects with all of their covenants, obligations and agreements contained in this Agreement to be performed and complied with by them on or prior to the Closing Date.

7.3

Officer’s and Shareholder’s Certificate.  CMT and Merger Sub shall have been furnished with a certificate (dated as of the Closing Date and in form and substance reasonably satisfactory to CMT), executed by an executive officer of JLLM and by the Shareholder, certifying to the fulfillment of the conditions specified in subsections 7.1 and 7.2 hereof.

7.4

Consents and Approvals.  JLLM and the Shareholder shall have received written evidence satisfactory to CMT and Merger Sub that all consents and approvals required for the consummation of the transactions contemplated hereby have been obtained, and all required filings have been made.

7.5

No Material Adverse Change.  At the Closing Date, there shall have been no material adverse change in the assets, liabilities, prospects, financial condition or business of JLLM or the Shareholder.  Between the date of this Agreement and the Closing Date, there shall not have occurred an event that would reasonably be expected to constitute a JLLM Material Adverse Effect.

7.6

Actions or Proceedings.  No action or proceeding by any Governmental Authority or other Person shall have been instituted or threatened which: (a) is likely to constitute a JLLM Material Adverse Effect; or (b) could enjoin, restrain or prohibit, or could result in substantial damages in respect of, any provision of this Agreement or the consummation of the transactions contemplated hereby.

7.7

No Registration.  CMT shall be satisfied that the issuance of the JLLM Shares in connection with Merger shall be exempt from registration under Regulation D of the Securities Act and Section 4(a)(2) of the Securities Act and all applicable state securities laws.

7.8

Remaining Notes.  At Closing JLLM would have no material assets and no liabilities, except for the Remaining Notes and accounts payable as set forth in Schedule 6.11.

7.9

Cancellation of Notes.  JLLM shall obtain the cancellation of all outstanding promissory notes, except for those represented by the Remaining Notes.

7.10

Reporting Requirements. Prior to and at Closing, JLLM shall be current in its reporting requirements pursuant to Section 13 of the Exchange Act and that each of the officers, directors, and applicable shareholders would be current in the filing of reports required pursuant to Section 16(a), 13(d), and/or 13(g) of the Exchange Act.

7.11

OTC Quotation.  JLLM must maintain the quotation of its common stock on OTC PINK.

7.12

Cancellation of Shares. At Closing, JLLM have no more than 3,000,000 shares outstanding (giving effect to the cancellation of shares owned by the Shareholder and certain other shareholders as provided in Section 1.8 above).

ARTICLE VIII.

CONDITIONS PRECEDENT TO OBLIGATIONS OF JLLM

The obligations of JLLM and the Shareholder under this Agreement are subject to the satisfaction (or waiver by JLLM and the Shareholder) of the following conditions precedent on or before the Closing Date:

8.1

Representations and Warranties.  Without supplementation after the date of this Agreement, the representations and warranties of CMT contained in this Agreement shall be, with respect to those representations and warranties qualified by any materiality standard, true and correct in all respects, as of the Closing Date, and with respect to all other representations and warranties, true and correct in all material respects, as of the Closing Date, with the same force and effect as if made as of the Closing Date.

8.2

Compliance with Agreements and Covenants.  CMT shall have performed and complied in all material respects with all of their covenants, obligations and agreements contained in this Agreement to be performed and complied with by it on or prior to the Closing Date.

8.3

Officer’s and Shareholder’s Certificate.  JLLM and the Shareholder shall have been furnished with a certificate (dated as of the Closing Date and in form and substance reasonably satisfactory to JLLM and the Shareholder), executed by an executive officer of CMT, certifying to the fulfillment of the conditions specified in subsections 8.1 and 8.2 hereof.

8.4

Consents and Approvals.  CMT shall have received written evidence satisfactory to JLLM and the Shareholder that all consents and approvals, including Shareholder Approval, required for the consummation of the transactions contemplated hereby have been obtained, and all required filings have been made.

8.5

No Material Adverse Change.  At the Closing Date, there shall have been no material adverse change in the assets, liabilities, financial condition or business of CMT.  Between the date of this Agreement and the Closing Date, there shall not have occurred an event that would reasonably be expected to constitute a CMT Material Adverse Effect.

8.6

Actions or Proceedings.  No action or proceeding by any Governmental Authority or other Person shall have been instituted or threatened which: (a) is likely to constitute a CMT Material Adverse Effect; or (b) could enjoin, restrain or prohibit, or could result in substantial damages in respect of, any provision of this Agreement or the consummation of the transactions contemplated hereby.

8.7

Approval of Exchange.  The Merger Sub shall have approved this Agreement and the Merger contemplated hereby in accordance with the NRS.

ARTICLE IX.

DELIVERIES AT CLOSING

9.1

JLLM and Shareholder Closing Deliveries.  At the Closing, in addition to any other documents or agreements required under this Agreement, JLLM and the Shareholder shall deliver to CMT and the Merger Sub the following:

(a)

Resolutions of the Board of Directors of JLLM approving and authorizing the execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby and thereby, including the Merger;

(b)

The certificate required pursuant to subsection 7.3 hereof

(c)

The executed Articles of Merger and Articles of Exchange;

(d)

Irrevocable instructions to the transfer agent directing the issuance of the stock certificates representing the JLLM Shares;

(e)

Stock certificate(s) representing 15,100,000 shares of JLLM duly endorsed for cancellation;

(d)

All other instruments and documents that CMT or its counsel, in the reasonable exercise of their reasonable discretion, shall deem to be necessary: (i) to fulfill any obligation required to be fulfilled by JLLM or the Shareholder on the Closing Date; and (ii) to evidence satisfaction of any conditions to Closing.

9.2

CMT and Merger Sub Closing Deliveries.  At the Closing, in addition to any other documents or agreements required under this Agreement, CMT shall deliver to JLLM and the Shareholder the following:

(a)

Resolutions of the Board of Directors of CMT approving and authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby, including the Merger;

(b)

The certificate required pursuant to subsection 8.3 hereof;

(c)

Authorization to release the remaining $6,739.75 from escrow for payment of the cancelled shares of JLLM and remaining accounts payable;

(d)

The executed Articles of Merger and Articles of Exchange;

(e)

Duly cancelled stock certificates representing all of the outstanding shares of the CMT Common Stock and a stock certificate of CMT in the name of JLLM representing the shares Merger Sub exchanged pursuant to Section 2.1(b); and

(f)

All other instruments and documents that JLLM or its counsel, in the reasonable exercise of their reasonable discretion, shall deem to be necessary: (i) to fulfill any obligation required to be fulfilled by CMT or Merger Sub on the Closing Date; and (ii) to evidence satisfaction of any conditions to Closing.

ARTICLE X.

MUTUAL INDEMNIFICATION

10.1

Indemnification.

(a)

JLLM and the Shareholder, jointly and severally, covenant and agree to defend, indemnify and hold harmless CMT its officers, directors, and each person who controls CMT within the meaning of the Securities Act from and against any damages (including reasonable attorneys’, accountants’, and experts’ fees, disbursements of counsel, and other related costs and expenses) arising out of or resulting from: (A) any inaccuracy in or breach of any representation or warranty made by JLLM or the Shareholder in this Agreement; or (B) the failure of JLLM or the Shareholder to perform or observe fully any covenant, agreement or provision to be performed or observed by such party pursuant to this Agreement.

(b)

CMT covenants and agrees to defend, indemnify and hold harmless JLLM and the Shareholder, JLLM’s officers, directors, and each person who controls JLLM within the meaning of the Securities Act from and against any damages (including reasonable attorneys’, accountants’, and experts’ fees, disbursements of counsel, and other related costs and expenses) arising out of or resulting from: (A) any inaccuracy in or breach of any representation or warranty made by CMT in this Agreement; or (B) the failure by CMT to perform or observe any covenant, agreement or condition to be performed or observed by it pursuant to this Agreement.

10.2

Third Party Claims.

(a)

If any party entitled to be indemnified pursuant to Section 10.1 (an “Indemnified Party”) receives notice of the assertion by any third party of any claim or of the commencement by any such third person of any actual or threatened claim, action, suit, arbitration, hearing, inquiry, proceeding, complaint, charge or investigation by or before any governmental entity or arbitrator and an appeal from any of the foregoing (any such claim or Action being referred to herein as an “Indemnifiable Claim”) with respect to which another party hereto (an “Indemnifying Party”) is or may be obligated to provide indemnification, the Indemnified Party shall promptly notify the Indemnifying Party in writing (the “Claim Notice”) of the Indemnifiable Claim; provided, that the failure to provide such notice shall not relieve or otherwise affect the obligation of the Indemnifying Party to provide indemnification hereunder, except to the extent that any damages directly resulted or were caused by such failure.

(b)

The Indemnifying Party shall have thirty (30) days after receipt of the Claim Notice to undertake, conduct and control, through counsel of its own choosing, and at its expense, the settlement or defense thereof, and the Indemnified Party shall cooperate with the Indemnifying Party in connection therewith; provided, that (A) the Indemnifying Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by the Indemnified Party (subject to the consent of the Indemnifying Party, which consent shall not be unreasonably withheld), provided that the fees and expenses of such counsel shall not be borne by the Indemnifying Party, and (Bi) the Indemnifying Party shall not settle any Indemnifiable Claim without the Indemnified Party’s consent.  So long as the Indemnifying Party is vigorously contesting any such Indemnifiable Claim in good faith, the Indemnified Party shall not pay or settle such claim without the Indemnifying Party’s consent, which consent shall not be unreasonably withheld.

(c)

If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days after receipt of the Claim Notice that it elects to undertake the defense of the Indemnifiable Claim described therein, the Indemnified Party shall have the right to contest, settle, or compromise the Indemnifiable Claim in the exercise of its reasonable discretion; provided, that the Indemnified Party shall notify the Indemnifying Party of any compromise or settlement of any such Indemnifiable Claim.

10.3

Indemnification Non-Exclusive.  The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common-law remedy any party may have for breach of representation, warranty, covenant or agreement.

ARTICLE XI.

TERMINATION

11.1

Agreement Termination.  Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Closing Date, only as follows:

(a)

by mutual written agreement of CMT and JLLM;

(b)

by CMT (if CMT is then in material breach of its obligations under this Agreement) if: (i) a material default or breach shall be made by JLLM or the Shareholder with respect to the due and timely performance of any of its or his covenants and agreements contained herein and such default is not cured within thirty (30) days; (ii) JLLM or the Shareholder makes an amendment or supplement to any schedule hereto and such amendment or supplement reflects a JLLM Material Adverse Effect after the date of this Agreement; (iii) a JLLM Material Adverse Effect shall have occurred after the date of this Agreement; (iv) the Board of Directors of JLLM withdraws its recommendation of the Merger, if given, or recommends to holders of JLLM Common Stock or JLLM Preferred Stock the approval of any transaction other than the Merger; or (v) the Shareholder fails to approve this Agreement as provided in this Agreement;

(c)

by JLLM or the Shareholder (if neither JLLM nor the Shareholder is then in material breach of their obligations under this Agreement) if: (i) a material default or breach shall be made by CMT or Merger Sub with respect to the due and timely performance of any of its covenants and agreements contained herein and such default is not cured within thirty (30) days; (ii) CMT or the Merger Sub makes an amendment or supplement to any schedule hereto and such amendment or supplement reflects a CMT Material Adverse Effect after the date of this Agreement; (iii) a CMT Material Adverse Effect shall have occurred after the date of this Agreement; or (iv) the Board of Directors of CMT withdraws its recommendation of the Merger, if given, or recommends to the Merger Sub the approval of any transaction other than the Merger.

11.2

Effect of Termination.  In the event of termination of this Agreement authorized pursuant to Section 11.1 hereof, written notice thereof shall be given to the other parties and all obligations of the parties shall terminate and, except as otherwise provided in this Section, no party shall have any right against any other party hereto for any loss, damage, expense (including out-of-pocket expenses) or liability, including, without limitation, reasonable attorneys’ fees and disbursements arising out of the preparation and execution of this Agreement, fulfilling in whole in part its obligations under this Agreement or otherwise incurred by a party in any action or proceeding between such party and the other party hereto or between such party and a third party, which is determined to have been sustained, suffered or incurred by a party and to have arisen from or in connection with an event or state of facts which is subject to claim under this Agreement.

ARTICLE XII.

MISCELLANEOUS

12.1

Certain Definitions.  As used herein, the following terms shall have the meanings set forth below:

“Affiliate” shall mean any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person as such terms are used in and construed under Rule 405 under the Securities Act.

“Applicable Law” shall mean all Laws, to the extent applicable to any Person.

“Contract” shall mean any contract, lease, commitment or understanding, sales order, purchase order, agreement, indenture, mortgage, note, bond, instrument or license, whether written or verbal, which is intended or purports to be a binding and enforceable agreement.

“CMT Material Adverse Effect” shall mean any change or effect that is, or is reasonably likely to be, materially adverse to the business, assets and liabilities (taken together), financial condition or operations or results of operations of CMT; provided, however, that none of the following shall be deemed (either alone or in combination) to constitute such a change or effect: (a)(i) any adverse change attributable to the announcement or pendency of the transactions contemplated by this Agreement; or (ii) any adverse change attributable to or conditions generally affecting the United States economy or financial markets in general; (b) any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation of armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing; or (c) any action by CMT approved or consented to in writing by JLLM.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Governmental Authority” shall mean: (a) the government of the United States: (b) the government of any foreign country; (c) the government of any state or political subdivision of the government of the United States or the government of any foreign country; or (d) any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“JLLM Material Adverse Effect” shall mean any change or effect that is, or is reasonably likely to be, materially adverse to the business, assets and liabilities (taken together), financial condition or operations or results of operations of JLLM and its subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed (either alone or in combination) to constitute such a change or effect: (a) (i) any adverse change attributable to the announcement or pendency of the transactions contemplated by this Agreement; or (ii) any adverse change attributable to or conditions generally affecting (A) the mortgage banking or brokerage industries as a whole; (B) the United States economy or financial markets in general; or (C) any foreign economy or financial markets in any location where JLLM has material operations or sales; (b) any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation of armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing; or (c) any action by JLLM approved or consented to in writing by CMT.

“Knowledge” shall mean, as it relates to CMT, the actual knowledge of Tim Warbington and Donald Dickerson, in each case upon reasonable inquiry; and as it relates to JLLM, the actual knowledge of Steven L. White, in each case upon reasonable inquiry.

“Law” shall mean any law, statute, regulation, ordinance, rule, order, decree, judgment, consent decree, settlement agreement or governmental requirement enacted, promulgated, entered into, agreed or imposed by any Governmental Authority.

“Lien” shall mean any mortgage, lien, charge, restriction, pledge, security interest, option, lease or sublease, claim, right of any third party, easement, encroachment or encumbrance upon any of the assets or properties of any Person.

“Permit” shall mean a permit, license, registration, certificate of occupancy, approval or other authorization issued by any Governmental Authority.

“Person” shall mean any corporation, proprietorship, firm, partnership, limited partnership, trust, association, individual or other entity.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shareholder Approval” shall mean the approval of the Merger, this Agreement, and the transactions contemplated hereby by the shareholders of CMT and Merger Sub in accordance with the Articles of Incorporation and Bylaws of CMT and the NRS and in accordance with the Articles of Incorporation of Merger Sub and the NRS.

12.2

Other Definitions.  In addition to the terms set forth in Section 12.1 and elsewhere in this Agreement, each of the following terms is defined in the section set forth opposite such term:

Defined Term	Location
Agreement	Preamble
Articles of Exchange	§1.2
Articles of Merger	§1.2
Claim Notice	§10.2(a)
Closing	§3.1
Closing Date	§3.1
CMT	Preamble
CMT Common Stock	§2.1
CMT Financial Statements	§1.1
CMT Intellectual Property Rights	§5.8
Code	Recitals
Effective Date	§1.2
Effective Time	§1.2
GAAP	§4.5
Indemnifiable Claim	§10.2(a)
Indemnified Party	§10.2(a)
Indemnifying Party	§10.2(a)
JLLM	Preamble
JLLM Common Stock	§2.1
JLLM Financial Statements	§4.5
JLLM Shares	§2.1
Merger	Recitals
Merger Sub	Preamble
NRS	Recitals
Remaining Notes	§6.11
SEC Reports	§4.5
Shareholder	Preamble
Surviving Corporation	§1.1

12.3

Expenses.  Except as otherwise expressly provided herein, each party hereto shall bear its own expenses with respect to this Agreement and the transactions contemplated hereby.

12.4

Amendment.  This Agreement may only be amended, modified or supplemented pursuant to a written agreement signed by each of the parties hereto.

12.5

Survival of Representations and Warranties.  All covenants, representations and warranties made herein shall survive the making of this Agreement and shall continue in full force and effect for a period of one year from the Effective Time, at the end of which period no claim may be made with respect to any such covenant, representation, or warranty unless such claim shall have been asserted in writing to the indemnifying party during such period.

12.6

Press Release; Public Announcements.  The parties shall not make any other public announcements in respect of this Agreement or the transactions contemplated herein without prior consultation and written approval by the other party as to the form and content thereof, which approval shall not be unreasonably withheld. Notwithstanding the foregoing, any party may make any disclosure which its counsel advises is required by Applicable Law or regulation, in which case the other party shall be given such reasonable advance notice as is practicable in the circumstances and the parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued.

12.7

Notices.  Any notice, demand, request, waiver or other communication required or permitted to be given pursuant to this Agreement must be in writing (including electronic format) and will be deemed by the parties to have been received (i) upon delivery in person (including by reputable express courier service) at the address set forth below; (ii) upon delivery by electronic mail (as verified by a printout showing satisfactory transmission) at the electronic mail address set forth below (if sent on a business day during normal business hours where such notice is to be received and if not, on the first business day following such delivery where such notice is to be received); or (iii) upon three business days after mailing with the United States Postal Service if mailed from and to a location within the continental United States by registered or certified mail, return receipt requested, addressed to the address set forth below.  Any party hereto may from time to time change its physical or electronic address for notices by giving notice of such changed address or number to the other party in accordance with this section.

If to CMT or Merger Sub at:	2007 W Peoria Ave Phoenix , Arizona 85029
Attention: Tim Warbington, President
Email Address: timwarbington@yahoo.com

If to JLLM or Shareholder at:	664 South Alvey Dr.
Mapleton, Utah 84664
Attention: Steven L. White, President
Email Address: stevenlwhite.cpa@gmail.com

12.8

Waivers.  The failure of a party hereto at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same.  No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

12.9

Interpretation.  The headings preceding the text of Articles and Sections included in this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement.  The use of the masculine, feminine or neuter gender herein shall not limit any provision of this Agreement.  The use of the terms “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively.

12.10

Applicable Law and Venue.  This Agreement and the rights and duties of the parties hereto shall be construed and determined in accordance with the laws of the State of Nevada (without giving effect to any choice or conflict of law provisions), and any and all actions to enforce the provisions of this Agreement shall be brought in a court of competent jurisdiction in the State of New Mexico and in no other place.

12.11

Attorneys’ Fees.  If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties will be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

12.12

Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no assignment of any rights or obligations shall be made by any party without the prior written consent of all the other parties hereto.

12.13

No Third Party Beneficiaries.  This Agreement is solely for the benefit of the parties hereto and, to the extent provided herein, their respective directors, officers, employees, agents and representatives, and no provision of this Agreement shall be deemed to confer upon other third parties any remedy, claim, liability, reimbursement, cause of action or other right.

12.14

Further Assurances.  Upon the reasonable request of the parties hereto, the other parties hereto shall, on and after the Closing Date, execute and deliver such other documents, releases, assignments and other instruments as may be required to effectuate completely the transactions contemplated by this Agreement.

12.15

Severability.  If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall remain in full force and shall not be affected thereby, and there shall be deemed substituted for such invalid, illegal or unenforceable provision a valid, legal and enforceable provision as similar as possible to the provision at issue.

12.16

Remedies Cumulative.  The remedies provided in this Agreement shall be cumulative and shall not preclude the assertion or exercise of any other rights or remedies available by law, in equity or otherwise.

12.17

Entire Understanding.  This Agreement sets forth the entire agreement and understanding of the parties hereto and supersedes all prior agreements, letters of intent, arrangements and understandings between the parties, including the Letter of Intent dated April 7, 2016, between the parties hereto, excepting the provisions of Paragraph O of Part II of the Letter of Intent which shall survive the making of this Agreement.

12.18

Exhibits and Schedules. Each of the exhibits, schedules, or similar attachment’s referenced in this Agreement is annexed hereto and is incorporated herein by this reference and expressly made a part hereof.

12.19

Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Facsimile transmissions of any signed original document, or transmission of any signed facsimile document, shall constitute delivery of an executed original.  At the request of any of the parties, the parties shall confirm facsimile transmission signatures by signing and delivering an original document.

12.20

Full Knowledge.  By their signatures, the parties acknowledge that they have carefully read and fully understand the terms and conditions of this Agreement, that each party has had the benefit of counsel, or has been advised to obtain counsel, and that each party has freely agreed to be bound by the terms and conditions of this Agreement.  To the extent that a party elects not to consult with such counsel, the party hereby waives any defense to inadequate representation by counsel.  JLLM expressly acknowledges that the Law Office of Ronald N. Vance and Associates, P.C., has not provided representation to it in connection with this Agreement or the transactions contemplated hereby.

SIGNATURE PAGE FOLLOWS

SIGNATURE PAGE

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement and Plan of Merger to be executed and delivered on the respective day and year set forth below.

Jolley Marketing, Inc.

Date: April 29, 2016	By: /s/ Steven L. White
Steven L. White, President

Date: April 29, 2016	/s/ Steven L. White
Steven L. White, an individual

Jolley Acquisition Corp.

Date: April 29, 2016	By: /s/ Timothy Warbington
Timothy Warbington, President

Creative Medical Technologies, Inc.

Date: April 29, 2016	By: /s/ Timothy Warbington
Timothy Warbington, President

Schedule 1.9

CMT Advance Payments and Estimated Payments

The following accounts payable have been paid by CMT as of the date of this Agreement:

Payee	Amount	Services	Invoice
Heaton & Company, PLLC	$5,400.00	Auditing services	No.s 1022, 1033, 1053
Action Stock Transfer	845.70	Transfer agent and Edgarizing services	Invoice dated 4/14/16
Shelley Goff	2,010.00	XBRL tagging services	Statement dated 4/13/16
TOTAL	$8,255.70

The following promissory note has been partially paid in the amount of $5,000: Promissory Note dated February 4, 2013, payable to Sugarloaf Management, LLC in the principal amount of $6,000.

The following accounts payable are estimated to be incurred and paid at Closing:

Quarterly report on Form 10-Q for March 31, 2016 (excluding legal fees)	$2,500
Quarterly report on Form 10-Q for March 31, 2016 - legal fees	750
Past legal services through April 29, 2016	7,909.21
TOTAL	$11,159.21

Schedule 6.11

JLLM Remaining Notes and Accounts Payable

The following shall constitute the Remaining Notes in the aggregate amount of $20,000 (without interest accruing thereon following Closing):